TO CONRAIL SHAREHOLDERS:

                               ACT NOW TO PROTECT
                                YOUR INVESTMENT

          NORFOLK SOUTHERN URGES YOU TO VOTE NO ON THE GOLD PROXY CARD

Norfolk Southern Corporation has offered $100 per share in cash for each of your Conrail shares. This exceeds by more than $15 the blended value per share offered under the ill advised merger agreement which Conrail has signed with CSX Corporation (based upon the closing sale price of CSX stock on November 1, 1996).

But you may not have the chance to accept this more valuable offer unless you vote NO on the GOLD proxy card. The Conrail Board wants you to "opt out" of the "Fair Value Statute" of the Pennsylvania Business Corporation Law. Essentially, this law protects the rights of shareholders to receive fair value for their shares in the company. You must vote NO to preserve your rights!


                   DON'T BE FORCED INTO
               ACCEPTING AN INFERIOR OFFER!

         Look at the lockup devices and sweetheart deals that Conrail has given to CSX:

CONRAIL HAD AGREED TO "SWALLOW" ITS "POI-
SON PILL" SO THAT NO ONE OTHER THAN CSX
COULD ACQUIRE CONRAIL UNTIL 2005.  FOLLOW-
ING NORFOLK SOUTHERN'S LEGAL ACTION, THE
CONRAIL BOARD BACKED DOWN.
------------------------------------------------------------

         CONRAIL HAS AGREED TO PAY APPROXI-
MATELY $420 MILLION IN "BREAK-UP" FEES
AND OPTION BENEFITS (BASED ON OUR CURRENT
OFFER) TO CSX IF THE MERGER AGREEMENT IS
TERMINATED.  THESE GIVEAWAYS AMOUNT TO
MORE THAN $4.60 PER SHARE OF YOUR STOCK.
------------------------------------------------------------

         THE CONRAIL BOARD HAS AGREED NOT
TO TERMINATE THE CSX MERGER AGREEMENT
FOR SIX MONTHS, EVEN IF ITS FIDUCIARY DUTIES
TO YOU REQUIRE OTHERWISE.
------------------------------------------------------------

Clearly, it's up to you to protect your legal rights. Don't opt out of the chance to get
"fair value" for your shares.

------------------------------------------------------------
                ASK YOURSELF,
               WHY IS CONRAIL:

 Putting up roadblock after roadblock in an
  attempt to prevent you from receiving the benefit of our higher offer?

 Asking you to "opt out" of the "Fair Value
  Statute," one of the few protections you
                 have left?

   Not negotiating in your interests for a
                higher price?

 Ignoring our superior $100 per share offer?

------------------------------------------------------------

VOTE NO ON THE "OPT-OUT" AND ADJOURNMENT PROPOSALS BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD TODAY.
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Important: If you have any questions, please call our solicitor, Georgeson &
Company Inc. toll free at 1 800-223-2064. Banks and brokers call 212-440-9800.



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